Tyson Foods Accelerates Change to Operate at the Speed of the Market
Changes to deliver a more empowered, agile and accountable organization intensely focused on winning with customers and consumers

Springdale, Ark. – Feb. 22, 2021 – Tyson Foods, Inc. (NYSE: TSN), today announced that the company is making organizational changes designed to improve operational agility, customer experience and speed of innovation to market, ensuring that all businesses are well-positioned to adapt to a dynamic environment.

“Consumer preferences are changing and evolving at a rapid pace,” said Dean Banks, president and chief executive officer of Tyson Foods. “We must accelerate our pace of change to not only meet but exceed our customers’ expectations while delivering high quality, innovative products. That’s why we’re adapting our organization to enable our businesses to respond rapidly to the changing environment.”

Each of Tyson Foods’ four business segments will be equipped with the resources and structure needed to enable quicker response and innovation at the speed of the markets they serve. Customer sales will be embedded with each of the business segments to intensely focus on customer needs and more quickly deliver on them.

Additionally, Tyson Foods is naming Donnie King as its Chief Operating Officer, reporting to Banks. King will lead and enable the changes needed for operational excellence and continuous improvements. He will also continue to be the group president of Poultry, furthering the many improvements that he is already implementing.

“We must simplify and focus our structure to facilitate faster operational decision making, and we must remove obstacles to provide an unmatched customer experience,” King said. “This is part of an ongoing process of aligning resources around our business segment structure to ensure Tyson Foods is able to meet customers’ needs where they are and in real time.”

The group presidents of Fresh Meats, Prepared Foods and International, as well as the chief customer officer will report to King, who has more than 35 years of experience in the industry and has served in a variety of operational roles at the company.

About Tyson Foods
Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp®, and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company has 139,000 team members. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit TYSONFOODS.COM to learn more.

Contact: Gary Mickelson, 479-236-9022